Exhibit 99.1

VRINGO ANNOUNCES FULL YEAR RESULTS FOR 2014 AND PROVIDES UPDATE ON GLOBAL ENFORCEMENT ACTIONS IN ANNUAL REPORT

NEW YORK — March 16, 2015 — Vringo, Inc. (NASDAQ: VRNG), a company engaged in the innovation, development and monetization of intellectual property, today announced operating results for the year ended December 31, 2014, provided an update on its global enforcement actions and filed with the Securities and Exchange Commission its Annual Report on Form 10-K.

“2014 was a volatile year for Vringo and its shareholders. The year began on a high note with favorable rulings in our case against Google when the U.S. District Court for the Eastern District of Virginia determined that Google's alleged "workaround" failed to avoid infringement. The court later enhanced the ongoing royalty rate owed to us by Google from 3.5% to 6.5%. In May, the U.S. Court of Appeals for the Federal Circuit heard Google's appeal, and our cross-appeal, of the underlying judgment. However, in mid-August, in a split 2-1 decision, the Federal Circuit held that the asserted patents were invalid for obviousness and reversed the District Court's judgment against Google,” said Andrew D. Perlman, Chief Executive Officer of Vringo.

Mr. Perlman continued, “It goes without saying that I, along with the rest of the Vringo team, was very disappointed by the outcome from the Federal Circuit. David Boies, who we engaged to represent us as we seek certiorari at the Supreme Court of the United States, said it best:

Ken Lang invented and patented technology that a federal judge and jury found Google was infringing. The appellate court's conclusion that these patents aren't valid cannot be reconciled with the fact that eight different examiners at the U.S. Patent and Trademark Office, the jury that heard evidence in this case for over two weeks, the U.S. District Court judge who presided over the trial, and the dissenting judge at the Federal Circuit all concluded that the patents are valid and should be upheld.

We will exhaust all avenues for relief from the ruling entered by the Court of Appeals for the Federal Circuit.

We intend to file our petition to seek certiorari with the Supreme Court of the United States on or before May 14, 2015.

We are continuing to enforce our patent rights against ZTE, which remains unwilling to license Vringo’s patents on fair, reasonable, and non-discriminatory (“FRAND”) terms. In executing Vringo’s multi-faceted global legal strategy, our legal team performed admirably and we were able to achieve victories around the world in 2014 and early 2015. This included favorable rulings in a number of jurisdictions, including Brazil, Romania, the Netherlands, and, most notably, in the United Kingdom.

In the United Kingdom, the court found that ZTE infringed a valid Vringo standard-essential telecommunications patent. This is one of the only telecommunications infrastructure standard-essential patents that has been found valid and infringed in the history of UK patent litigation. We believe that this ruling is a clear demonstration of the strength of Vringo’s infrastructure patent portfolio, and the strength of Vringo’s litigation against ZTE worldwide.

Elsewhere around the world, Vringo has obtained injunctive relief against ZTE in Romania, Brazil, and Germany. ZTE has attempted to evade these injunctions through the courts, and has asserted that it is losing significant revenue as a result. Nevertheless, courts in these countries have, time and time again, upheld the injunctions. In addition, further lawsuits against ZTE are pending in France, Germany, India, Malaysia, the Netherlands, Australia, and the United Kingdom.

Patent litigation does not come without risk. In Germany, Vringo unfortunately lost a hearing against ZTE relating to mobile handset technology. The patents in this case, which were found not infringed, are not standard-essential patents and are not related to any of patents being litigated in the UK or for which Vringo has obtained an injunction. We have appealed this ruling in Germany and will update shareholders in the future on the outcome.

In addition, we are engaged in litigation in the U.S. District Court for the Southern District of New York, seeking damages for ZTE’s breach of our mutual non-disclosure agreement, which we signed in an effort to bring resolution to all the litigations around the world. The Court has already issued a temporary restraining order, preventing ZTE from further violations of the NDA. Vringo has now requested that the court decide a global royalty rate for its portfolio of standard-essential telecommunications patents. Vringo looks forward to receiving ZTE’s response and proceeding towards trial.

While we continue to prove the strength of our portfolio in litigation around the world, we continue to attempt to engage ZTE in meaningful negotiations that we hope will lead to a license on FRAND terms.

The fourth quarter was exceptionally cash intensive due to trials in the United Kingdom, and actions in the Netherlands, Romania, Brazil and the preparation for trials on infringement and validity in Germany. Due to our current phase of litigation, we estimate that our year over year cash spend will be dramatically lower in 2015 than in 2014.

We remain committed to licensing our intellectual property assets to willing parties and we look forward to securing favorable licenses for the company as we continue to execute on our business plan.”

Operating Results for the Year Ended December 31, 2014

▪	As of December 31, 2014, we had approximately $18.1 million in cash and court deposits. As of March 16, 2015, we had approximately $16.1 million in cash and court deposits.

▪	Our net loss from continuing operations was approximately $109 million for the year ended December 31, 2014 (including approximately $80.2 million of net non-cash expenses), mainly attributable to the following:

o	Operating legal costs of $24.0 million, mainly in connection with ongoing litigations against ZTE Corporation, Google, Inc., ASUSTeK Computer, Inc., and certain of their affiliates and customers, and other planned enforcements of our intellectual property.

o	General and administrative, and other expenses of $6.9 million.

o	Non-cash expenses of $82.4 million mainly related to a goodwill impairment charge during the fourth quarter of approximately $65.7 million. Other non-cash expenses during 2014 included $11.0 million related to equity-based compensation costs and $3.8 million of amortization related to our patents. Also included is a one-time impairment charge of $1.4 million related to certain patents during the third quarter of 2014.

o	Non-cash income of $2.2 million related to the valuation of warrants.

▪	During 2014, we recorded revenues of approximately $1.4 million.

▪	On a per share basis, our total net loss (from both continuing and discontinued operations) was $1.23 per basic share for the year ended December 31, 2014, compared to a net loss of $0.63 per basic share for the year ended December 31, 2013. Total diluted net loss per share was $1.24 for the year ended December 31, 2014, compared to a diluted net loss of $0.63 per share for the year ended December 31, 2013.

About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of intellectual property and mobile technologies.  Vringo's intellectual property portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, and mobile technologies.  The patents and patent applications have been developed internally, and acquired from third parties.  For more information, visit: www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of the litigation against online search firms and other companies; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to develop and introduce new products and/or develop new intellectual property; our inability to protect our intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom infrastructure industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; the potential lack of market acceptance of our products; potential competition from other providers and products; our inability to retain key members of our management team; the future success of Infomedia and our ability to receive value from its stock; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 16, 2015.  Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Cliff Weinstein

Executive Vice President

Vringo, Inc.

646-532-6777

cweinstein@vringoinc.com